Exhibit 4.8

FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

By and Among

Quanterix Corporation

and

the Investors as defined herein

Dated as of June 2, 2017

TABLE OF CONTENTS

1.	Certain Definitions	1

2.	Demand Registration	2

3.	Form S-3	4

4.	Piggyback Registration	4

5.	Registration Procedures	5

6.	Expenses	7

7.	Indemnification	7

8.	Compliance with Rule 144	10

9.	Rule 144A Information	10

10.	Amendments	11

11.	Postponement	11

12.	Market Stand-Off	11

13.	Transferability of Registration Rights	11

14.	Rights Which May Be Granted to Subsequent Investors	12

15.	Damages	12

16.	Miscellaneous	12

	(a) Notices	12
	(b) Governing Law	13
	(c) Waiver of Jury Trial	13
	(d) Counterparts	13
	(e) Severability	13
	(f) Integration	13

i

FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of this 2nd day of June 2017, by and among Quanterix Corporation, a Delaware corporation (the “Company”), and the persons identified on Schedule A hereto (collectively, the “Investors,” and each individually, the “Investor”).

WHEREAS, the Company and certain Investors are simultaneously entering into a certain Series D-1 Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), whereby certain Investors have agreed to purchase shares of the Company’s Series D-1 Preferred Stock, par value $0.001 per share, from the Company for an aggregate purchase price of $8,499,999.95; and

WHEREAS, the execution of this Agreement is an inducement and a condition precedent to the purchase by such Investors of the shares of the Company’s Series D-1 Preferred Stock under the Purchase Agreement;

WHEREAS, the Company previously entered into that certain Third Amended and Restated Registration Rights Agreement dated March 18, 2016 (the “Prior Agreement”) with certain Investors on Schedule A hereto;

WHEREAS, Section 10 of the Prior Agreement provides that the Prior Agreement may be amended upon the written consent of the holders of at least a majority-in-interest of the Registrable Securities (as defined in the Prior Agreement); and

WHEREAS, the undersigned Investors hold at least a majority-in-interest of the Registrable Securities and desire that the Prior Agreement be amended and restated in its entirety to provide for the terms and conditions included herein.

NOW, THEREFORE, in consideration of the premises, as an inducement to the Investors to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investors hereby covenant and agree with each other as follows:

1.                                      Certain Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the United States Securities and Exchange Commission, or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Common Stock” shall mean the Common Stock and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Person” shall mean an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership, a government and any agency or political subdivision thereof.

“Registrable Securities” shall mean (i) any shares of Common Stock held by the Investors at any time, and (ii) any other securities issued and issuable with respect to any such shares described in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that for purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected); provided, however, that as to any particular Registrable Securities, such shares shall cease to be Registrable Securities upon the earliest to occur of (a) the closing of a Change of Control Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, (b) following the Company’s initial public offering, such time as Rule 144 under the Securities Act or another similar exemption under the Securities Act is available for the sale of all of such Investor’s shares without limitation during a three-month period without registration (and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1)), or (c) the fifth anniversary of the closing of the initial public offering of the Company’s Common Stock pursuant to an effective registration under the Securities Act.

“Registration Expenses” shall mean the expenses so described in Section 6 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“T. Rowe Price” shall mean T. Rowe Price Associates, Inc. and any successor or affiliated registered investment advisor to the T. Rowe Price Investors.

“T. Rowe Price Investors” shall mean the Investors advised or subadvised by T. Rowe Price.

All other capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement unless otherwise indicated.

2.                                      Demand Registration.

(a)                           At any time after one hundred eighty (180) days after the initial public offering of the Company’s Common Stock pursuant to an effective registration under the Securities Act, the holders of a majority of the Registrable Securities may notify the Company that they intend to offer or cause to be offered for public sale all or any portion of their Registrable Securities, with an aggregate offering price (net underwriting discounts and commissions, if any) of at least five million dollars ($5,000,000.00), in the manner specified in such request. Upon receipt of such request, the Company shall promptly deliver notice of such request to all Investors holding Registrable Securities who shall then have thirty (30) days to notify the Company in writing of their desire to be included in such registration.  If the request for registration contemplates an underwritten public offering, the Company shall state such in the written notice and in such event the right of any Person to participate in such registration shall be conditioned upon such Person’s participation in such underwritten public offering and the inclusion of such Person’s Registrable Securities in the underwritten public offering to the extent provided herein.  The Company will use its reasonable best efforts to expeditiously effect (but in any event no later than thirty (30) days after such request) the registration of all Registrable Securities whose holders request participation in such registration under the Securities Act, but only to the extent provided for in this Agreement; provided, however, that the Company shall not be required to effect registration pursuant to a request under this Section 2 more than two (2) times for the holders of the Registrable Securities as a group.  Notwithstanding anything to the contrary contained herein, no request may be made under this Section 2 within ninety (90) days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which the holders of Registrable Securities shall have been entitled to join pursuant to Section 4 and in which there shall have been effectively registered all Registrable Securities as to which registration shall have been requested.  A registration will not count as a requested registration under this section 2(a) unless and until the registration statement relating to such registration has been declared effective by the Commission at the request of the initiating shareholders; provided, however, that a majority-in-interest of the participating holders of Registrable Securities may request, in writing, that the Company withdraw a registration statement which has been filed under this Section 2(a) but has not yet been declared effective, and a majority-in-interest of such holders may thereafter request the Company to reinstate such registration statement, if permitted under the Securities Act, or to file another registration statement, in accordance with the procedures set forth herein and without reduction in the number of demand registrations permitted under this Section 2(a).

(b)                                 If a requested registration involves an underwritten public offering and the managing underwriter of such offering determines in good faith that the number of securities sought to be offered should be limited due to market conditions, then the number of securities to be included in such underwritten public offering shall be reduced to a number deemed satisfactory by such managing underwriter; provided, that the shares to be excluded shall be determined in the following order of priority:  (i) persons not having any contractual or other right to include such securities in the registration statement, (ii) securities held by any other Persons (other than the holders of Registrable Securities) having a contractual, incidental “piggy back” right to include such securities in the registration statement, (iii) securities to be registered by the Company pursuant to such registration statement, and (iv) Registrable Securities of holders requested to be included in such registration statement (including the holders who made the original request).  If there is a reduction of the number of Registrable Securities pursuant to clauses (iv), such reduction shall be made on a pro rata basis (based upon the aggregate number of Registrable Securities held by such holders).

(c)                                  With respect to a request for registration pursuant to Section 2(a) which is for an underwritten public offering, the managing underwriter shall be chosen by the holders of a majority of the Registrable Securities to be sold in such offering (which approval will not be unreasonably withheld or delayed).  The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable) to become effective within one hundred twenty (120) days following the effective date of any registration required pursuant to this Section 2.

3.                                      Form S-3.  After the first public offering of its securities registered under the Securities Act, the Company shall use its reasonable best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form S-3 (or any successor form) under the Securities Act.  An Investor or Investors holding Registrable Securities anticipated to have an aggregate sale price (net of underwriting discounts and commissions, if any) in excess of one million dollars ($1,000,000.00) shall have the right to request any number of registrations on Form S-3 (or any successor form) for the Registrable Securities held by such requesting holders.  Such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such holder or holders.  The Company shall give notice to all other holders of the Registrable Securities of the receipt of a request for registration pursuant to this Section 3 and such holders of Registrable Securities shall then have thirty (30) days to notify the Company in writing of their desire to participate in the registration.  The Company shall use its reasonable best efforts to effect promptly the registration of all shares on Form S-3 (or a comparable successor form) to the extent requested by such holders.  The Company shall use its reasonable best efforts to keep such registration statement effective until the earlier of ninety (90) days or until such holders have completed the distribution described in such registration statement.

4.                                      Piggyback Registration.  If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public), each such time it will give written notice at the applicable address of record to each holder of Registrable Securities of its intention to do so.  Upon the written request of any of such holders of the Registrable Securities, given within twenty (20) days after receipt by such Person of such notice, the Company will, subject to the limits contained in this Section 4, use its reasonable best efforts to cause all such Registrable Securities of said requesting holders to be registered under the Securities Act and qualified for sale under any state blue sky law, all to the extent required to permit such sale or other disposition of said Registrable Securities; provided, however, that if the Company is advised in writing in good faith by any managing underwriter of the Company’s securities being offered in a public offering pursuant to such registration statement that the amount to be sold by persons other than the Company (collectively, “Selling Stockholders”) is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of Selling Stockholders (including such holders of shares of Registrable Securities) to a number deemed satisfactory by such managing underwriter; and provided further, that any shares to be excluded shall be determined in the following order of priority:  (a) securities held by any Persons not having any such contractual, incidental registration rights, (b) securities held by any Persons having contractual, incidental registration rights pursuant to an agreement which is not this Agreement, and (c) the Registrable Securities sought to be included by the holders thereof as determined on a pro rata basis (based upon the aggregate number of Registrable Securities held by such holders).

5.                                      Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to promptly effect the registration of any of its securities under the Securities Act, the Company will:

(a)                                 use its reasonable best efforts diligently to prepare and file with the Commission a registration statement on the appropriate form under the Securities Act with respect to such securities, which form shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its best efforts to cause such registration statement to become and remain effective until completion of the proposed offering;

(b)                                 use its reasonable best efforts to diligently prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the Holder or Holders have completed the distribution described in such registration statement and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever the seller or sellers of such securities shall desire to sell or otherwise dispose of the same, but only to the extent provided in this Agreement;

(c)                                  furnish to each selling holder and the underwriters, if any, such number of copies of such registration statement, any amendments thereto, any documents incorporated by reference therein, the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such selling holder may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such selling holder;

(d)                                 use its reasonable best efforts to register or qualify the securities covered by such registration statement under such other securities or state blue sky laws of such jurisdictions as each selling holder shall request, and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable such selling holder to consummate the public sale or other disposition in such jurisdictions of the securities owned by such selling holder, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

(e)                                  within a reasonable time before each filing of the registration statement or prospectus or amendments or supplements thereto with the Commission, furnish to counsel selected by the holders of Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the approval of such counsel;

(f)                                   immediately notify each selling holder of Registrable Securities, such selling holder’s counsel and any underwriter and (if requested by any such Person) confirm such notice in writing, of the happening of any event which makes any statement made in the registration statement or related prospectus untrue or which requires the making of any changes in such registration statement or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(g)                                  use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of a registration statement, and if one is issued use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment;

(h)                                 if requested by the managing underwriter or underwriters (if any), any selling holder, or such selling holder’s counsel, promptly incorporate in a prospectus supplement or post-effective amendment such information as such Person requests to be included therein, including, without limitation, with respect to the securities being sold by such selling holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of an underwritten offering of the securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

(i)                                     make available to each selling holder, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any such selling holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement;

(j)                                    enter into any reasonable underwriting agreement required by the proposed underwriter(s) for the selling holders, if any, and use its reasonable best efforts to facilitate the public offering of the securities;

(k)                                 furnish to each prospective selling holder a signed counterpart, addressed to the prospective selling holder, of (A) an opinion of counsel for the Company, dated the effective date of the registration statement, and (B) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants’ letter) with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of the Company’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities;

(l)                                     cause the securities covered by such registration statement to be listed on the securities exchange or quoted on the quotation system on which the Common Stock of the Company is then listed or quoted (or if the Common Stock is not yet listed or quoted, then on such exchange or quotation system as the selling holders of Registrable Securities and the Company shall determine);

(m)                             otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, in each case as soon as practicable, but not later than thirty (30) days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any comparable successor provisions);

(n)                                 otherwise cooperate with the underwriter(s), the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any securities under this Agreement; and

(o)                                 during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

6.                                      Expenses.  All expenses incurred by the Company or the Investors in effecting the registrations provided for in Sections 2, 3 and 4, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, and one counsel for the Investors participating in such registration as a group not to exceed $50,000.00 (selected by a majority-in-interest of the holders of Registrable Securities who participate in the registration) underwriting expenses (other than fees, commissions or discounts), expenses of any audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions (all of such expenses referred to as “Registration Expenses”), shall be paid by the Company.

7.                                      Indemnification.

(a)                                 The Company shall indemnify and hold harmless each Investor that is a selling holder of Registrable Securities (including its partners (including partners of partners and shareholders of such partners)), each underwriter (as defined in the Securities Act), and directors, officers, employees, investment advisers and agents of any of them, and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (individually and collectively, the “Indemnified Person”) against any losses, claims, damages or liabilities (collectively, the “liability”), joint or several, to which such Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or

“blue sky” laws or any sale or regulation thereunder in connection with such registration.  Except as otherwise provided in Section 7(d), the Company shall reimburse each such Indemnified Person in connection with investigating or defending any such liability; provided, however, that the Company shall not be liable to any Indemnified Person in any such case to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such Person specifically for use therein; and provided further, this indemnity shall be required regardless of any investigation made by or on behalf of such Indemnified Person and shall survive transfer of such securities by such seller.

(b)                                 Each Investor holding any securities included in such registration being effected shall indemnify and hold harmless each other selling holder of any securities, the Company, its directors and officers, each underwriter and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter (individually and collectively also the “Indemnified Person”), against any liability, joint or several, to which any such Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or actions in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such selling Investor, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission by such selling Investor to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of (i) and (ii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such selling Investor specifically for use therein. Such selling Investor shall reimburse any Indemnified Person for any legal fees incurred in investigating or defending any such liability; provided, however, that in no event shall the liability of any Investor for indemnification under this Section 7 in its capacity as a seller of Registrable Securities exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Investor, or (ii) the amount equal to the net proceeds to such Investor of the securities sold in any such registration.

(c)                                  Indemnification similar to that specified in Sections 7(a) and (b) shall be given by the Company and each selling holder (with such modifications as may be appropriate) with respect to any required registration or other qualification of their securities under any federal or state law or regulation of governmental authority other than the Securities Act.

(d)                                 In the event the Company, any selling holder or other Person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Sections 7(a), (b) or (c) above, the Person claiming indemnification under such paragraphs shall promptly notify the Person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying Person shall have the right to investigate and defend any such loss, claim, damage, liability or action with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Person (together with all other Indemnified Persons that may be represented without conflict by one counsel) shall have the right to retain one  separate counsel, with the fees and expenses to be paid by the indemnifying Person, if representation of such Indemnified Person by the counsel retained by the indemnifying Person would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such action.

(e)           If the indemnification provided for in this Section 7 for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect of any losses, claims, damages expenses or liabilities referred to therein, then each indemnifying party under this Section 7, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Investor, or Investors and the underwriters from the offering of Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Investors and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages expenses or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company, the Investors and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company, the Investors, and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities.  The relative fault of the Company, the Investors and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Investors, or the underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Investors and the Underwriters agree that it would not be just and equitable if contribution to this Section 7 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account the equitable considerations referred to in the immediately preceding paragraph.  In no event, however, shall an Investor be required to contribute under this Section 7(e) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages expenses or liabilities indemnified against equal to the proportion of the total Registrable Securities sold under such registration statement which are being sold by such Investor or (ii) the net proceeds received by such Investor from its sale of Registrable Securities under such registration statement, in each case less the amounts paid or payable by such Investor pursuant to Section 7(b).  No Person found guilty of fraudulent representation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(f)            The amount paid by an indemnifying party or payable to an Indemnified Person as a result of the losses, claims, damages, expenses and liabilities referred to in this Section 7 shall be deemed to include, subject to limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred.  The indemnification and contribution provided for in this Section 7 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any other officer, director, employee, agent or controlling person of the indemnified parties.  No indemnifying party, in the defense of any such claim or litigation, shall enter into a consent or entry of any judgment or enter into a settlement without the consent of the Indemnified Person, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect of such claim or litigation.

8.             Compliance with Rule 144.  In the event that the Company (i) registers a class of securities under Section 12 of the Exchange Act or (ii) shall commence to file reports under Section 13 or 15(d) of the Exchange Act, the Company will use its reasonable best efforts thereafter to file with the Commission such information as is required under the Exchange Act for so long as there are holders of Registrable Securities; and in such event, the Company shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any comparable successor rules).  The Company shall furnish to any holder of Registrable Securities upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 (or such comparable successor rules).  After the occurrence of the first underwritten public offering of Common Stock of the Company pursuant to an offering registered under the Securities Act on Form S-1 (or any comparable successor forms), subject to the limitations on transfers imposed by this Agreement, the Company shall use its reasonable best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

9.             Rule 144A Information.  The Company shall, upon written request of any Investor, provide to such Investor and to any prospective institutional transferee of the Common Stock designated by such Investor, such financial and other information as is available to the Company or can be obtained by the Company without material expense and as such Investor may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the Securities Act.

10.          Amendments.  The provisions of this Agreement may be amended, and the Company may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of at least a majority-in-interest of the Registrable Securities; provided, however, that Section 12 shall not be modified, amended or supplemented, in whole or in part, in a manner that adversely affects the T. Rowe Price Investors without the prior written consent of the T. Rowe Price Investors.  For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  Any amendment or waiver effected in accordance with this Section 10, shall be binding upon each holder of Registrable Securities party to this Agreement.

11.          Postponement.  The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed ninety (90) days in the aggregate during any twelve-month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Company’s Board of Directors determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company (a “Black-Out Period”).  Upon notice of the existence of a Black-Out Period from the Company to any Investor or Investors with respect to any registration statement already effective, such Investor or Investors shall refrain from selling their Registrable Securities under such registration statement until such Black-Out Period has ended; provided, however, that the Company shall not impose a Black-Out Period with respect to any registration statement that is already effective more than once during any period of twelve (12) consecutive months and in no event shall such Black-Out Period exceed sixty (60) days.

12.          Market Stand-Off.  Each Investor agrees, that if requested by the Company and an underwriter of Registrable Securities of the Company in connection with the initial public offering of the Company, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares held by it for such period, not to exceed one hundred eighty (180) days following the effective date of the registration statement filed under the Securities Act in connection with the Company’s initial public offering of Registrable Securities, as such underwriter shall specify reasonably and in good faith, provided, however, that (a) all officers and directors of the Company and all 1% or greater stockholders of the Company enter into similar agreements and (b) the Company shall use its reasonable best efforts to obtain the consent of the managing underwriter to periodic early releases of a portion of the Registrable Securities that are subject to the restrictions of this Section 12.  If any of the obligations described in this Section 12 are waived or terminated with respect to any of the securities of any such Investor, officer, director or greater than one-percent stockholder (in any such case, the “Released Securities”), the foregoing provisions shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Investor as the percentage of Released Securities represent with respect to the securities held by the applicable Investor, officer, director or greater than one-percent stockholder.  This Section 12 (i) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and (ii) shall not apply to the sale of shares of Common Stock purchased by an Investor in the Company’s initial public offering or thereafter in the open market, so long as such Investor is not required to make any public filing under Section 16(a) of the Exchange Act in connection with such sale.

13.          Transferability of Registration Rights.  The registration rights set forth in this Agreement are transferable to each transferee of Registrable Securities.  Each subsequent holder of Registrable Securities must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant to this Agreement.

14.          Rights Which May Be Granted to Subsequent Investors.  Other than permitted transferees of Registrable Securities under this Section, the Company shall not, without the prior written consent of holders of at least a majority-in-interest of the Registrable Securities, (a) allow purchasers of the Company’s securities to become a party to this Agreement or (b) grant any other registration rights other than any incidental or so called piggyback registration rights to any third parties that are not inconsistent with the terms of this Agreement.

15.          Damages.  The Company recognizes and agrees that each holder of Registrable Securities will not have an adequate remedy if the Company fails to comply with the terms and provisions of this Agreement and that damages will not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by any holder of Registrable Securities or any other Person entitled to the benefits of this Agreement requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

16.          Miscellaneous.

(a)           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), telegraphed, sent by express overnight courier service or electronic facsimile transmission (with a copy by mail), or delivered to the applicable party at the addresses indicated below:

If to the Company:

Quanterix Corporation

113 Hartwell Avenue

Lexington, MA 02421

Attention:  Kevin Hrusovsky

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: William T. Whelan, Esq.

Telecopy No.: (617) 348-2241

If to the Investors: To the address and facsimile number set forth on Schedule A hereto.

At such Person’s address for notice as set forth in the books and records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to other parties complying as to delivery with the terms of this subsection (a).  All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mails or (ii) one day after being delivered to the telegraph company, deposited with the express overnight courier service or sent by electronic facsimile transmission, respectively, addressed as aforesaid.

(b)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to conflict of laws principles thereof.

(c)           Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY HEREBY WAIVES, AND COVENANTS THAT THE COMPANY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.  The Company acknowledges that it has been informed by the Investors that the provisions of this Section 16(c) constitute a material inducement upon which the Investors are relying and will rely in entering into this Agreement.  The Company may file an original counterpart or a copy of this Section 16(c) with any court as written evidence of the consent of the Company to the waiver of its right to trial by jury.

(d)           Counterparts.  This Agreement may be executed in two or more facsimile or electronic mail counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)           Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(f)            Integration.  This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement among the parties with respect to the subject matter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Registration Rights Agreement to be duly executed as of the date first set forth above.

COMPANY:

QUANTERIX CORPORATION

By:	/s/ Kevin Hrusovsky
Name: Kevin Hrusovsky
Title: President

Signature Page to Fourth Amended and Restated Registration Rights Agreement